REXHALL INDUSTRIES, INC.

                    25655 Springbrook Avenue
                    Saugus, California 91350


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


The annual meeting of shareholders of Rexhall Industries, Inc. ("Company") will be held at the Hampton Inn, 25259 The Old Road, Newhall, California, 91321, on Wednesday, May 27, 1992, at 2:00 p.m., California time for the following purposes:

  1. To elect its Board of Directors to serve for the ensuing year;

  2. To ratify the selection of Deloitte & Touche as the independent public accountants of the Company for the year ending December 31, 1992;

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The stock transfer books of the Company will not be closed, but only holders of common stock of record at the close of business on April 17, 1992 will be entitled to vote at the meeting.

Your proxy is enclosed. You are cordially invited to attend the meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend.


Cheryl L. Rex
Secretary


DATED:  April 17,1992

                          REXHALL INDUSTRIES, INC.
                          25655 Springbrook Avenue
                          Saugus, California 91350

                PROXY STATEMENT FOR ANNUAL MEETING TO BE HELD
                            MAY 27,1992, 2:00 P.M.

Your proxy is solicited on behalf of the Board of Directors of Rexhall Industries, Inc. ("Company") for use at the annual meeting of shareholders to be held at the above date at the Hampton Inn, 25259 The Old Road, Newhall, California, 91321. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed.
If no direction is given, the shares will be voted for the election of the five (5) nominees for director named herein and for the approval of Deloitte & Touche as the Company's independent accountants for the year ending December 31, 1992. A proxy given by a shareholder may be revoked at any time before it is exercised by notifying the Secretary of the Company in writing of such revocation, by giving another proxy bearing a later date or by voting in person at the meeting.

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of common stock of the Company.

The Company's annual report, including financial statements for its fiscal year ended December 31, 1991, is being mailed to all shareholders concurrently herewith. The annual report is not part of the proxy materials.

The Company's annual report on Form 10-K for the year ended December 31, 1991, as filed with the Securities and Exchange Commission, is available without charge upon written request from the Secretary of the Company at the address set forth above.

Holders of common stock of record at the close of business on April 17, 1992 will be entitled to vote at the meeting. There were 2,405,000 shares of common stock outstanding at that date. Each share is entitled to one vote and a majority of the shares of common stock outstanding is necessary to constitute a quorum for the meeting. The shareholders have cumulative voting rights in the election of directors. Under the cumulative voting method, a shareholder may multiply the number of shares owned by the number of directors to be elected and cast this total number of votes for any one candidate or distribute the total number of votes in any proportion among as many candidates as the shareholder desires. A shareholder may not cumulate his votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and unless a shareholder has given notice at the meeting prior to the voting of his intention to cumulate his votes. If any shareholder gives such notice, all shareholders may then cumulate their votes.

                      ELECTION OF DIRECTORS

The Company's directors are elected annually to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The number of directors presently authorized by the By-laws of the Company is five (5).

Unless otherwise directed by shareholders, the proxy holders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitutes the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a director of the Company prior to voting, the proxy holders will vote for a substitute nominee in the exercise of their best judgment.

Information Concerning Nominees

     Information concerning the nominees based on data furnished by them is set forth below:

WILLIAM J. REX, age 41, a founder of the Company, has served as the Company's chief executive from its inception as a general partnership in July 1986. In January 1987, when the Company began operations in corporate form, Mr. Rex became the Company's President and Chairman of the Board, offices which he continues to hold. From March 1983 until founding the Company, Mr. Rex served in various executive capacities for Establishment Industries, Inc., a manufacturer of Class A and Class C motorhomes which was acquired in June 1985 by Thor Industries, Inc., a large manufacturer of recreational vehicles. His last position with Establishment Industries, Inc. was President. From 1970 until March 1983, Mr. Rex was employed in various production capacities by Dolphin Trailer Company, a manufacturer of a wide range of recreational vehicle products. At the time he left Dolphin Trailer Company (which changed its name to National R.V., Inc. in 1985), Mr. Rex was Plant Manager in charge of all production and research and development.

W. MICHAEL HILL, age 46, joined the Company as Executive Vice President in November, 1990 and became a member of the Board of Directors in March 1991. From October 1982 until joining the Company, Mr. Hill served as President of Executive Industries, Inc. where he served as Chief Operating Officer and later as Chief Executive Officer. Executive Industries was a manufacturer of Recreational Vehicles.

DOUGLAS J. BURTON, age 36, joined the Company in August 1991 as Controller. From November 1989 to April 1991, W. Burton served as the Chief Financial Officer of Avanti Food Distributors, Inc. From May 1986 to November 1989, Mr. Burton was employed by Executive Industries, Inc. as Chief Financial Officer. Executive Industries, Inc. was a Class "A" motorhome manufacturer.

AL J. THEIS, age 74, became a director in August 1987. Mr. Theis is a consultant to the recreational vehicle industry and consults with the Company relating to financial matters and in development of global sales. From August 1987 to February 1991, Mr. Theis was employed by the Company as Chief Financial Officer. From February 1982 until June 1984, he was employed by Establishment Industries, Inc., as Chief Financial Officer and Corporate Planner.

THOMAS H. LENAGH, age 72, became a director of the Company in June 1989. Since 1984, Mr. Lenagh has been a financial advisor. From 1982 to 1984,
Mr. Lenagh served as Chairman of the Board and Chief Executive Officer of Greiner Engineering Corp., an engineering consulting company located in Irvine, Texas. Mr. Lenagh serves on the boards of directors of Adams Express Company, CML, Inc., Clemente Global, Fund, Gintel Funds, Irvine Sensors Corporation, MLAM Funds, SCI Systems, Inc., U.S. Life Corporation, and ICN Biomedicals.


Until June 30, 1992, the Company has agreed to nominate and use its best efforts to cause the election to the Company's Board of Directors of a designee of H.J. Meyers & Co , Inc., the Representative of the Underwriters in the Company's initial public offering, reasonably acceptable to the Company. H.J. Meyers & Co., has currently designated Thomas H. Lenagh as such nominee.

Information Concerning Directors and Committees

During 1991, there were four meetings of the Board of Directors. Outside directors receive $750 per meeting for serving the Company as members of the Board. Directors may also be reimbursed for reasonable expenses relating to attendance at meetings of the Board or a Committee of the Board. Each Director attended all of the Board meetings held during his tenure as a director in 1991.

There are the following Committees of the Board of Directors:

Audit Committee. The Audit Committee consists of William J. Rex, Al J. Theis and Thomas H. Lenagh. The audit Committee is to meet with representatives of the Company's independent auditors and with representatives of senior management. The committee recommends the engagement or discharge of the Company's independent auditors, consults with the auditors as to the adequacy of internal accounting procedures and reviews and approves financial statements and reports. The Audit Committee met one time in 1991.

Compensation Committee. The Compensation Committee consists of William J. Rex, Al J. Theis and Thomas H. Lenagh. The Compensation Committee is responsible for reviewing and reporting to the Board on the recommended annual compensation for officers including salary, bonuses, and other forms of compensation and remuneration and also administers the Company's Stock Option Plan. The Compensation Committee met three times in 1991.

The Company has no standing nominating or similar committee whose function is to consider or recommend nominees to the Board of Directors.

Securities Ownership

The following table sets forth information as of April 17, 1992 concerning the ownership of the Company's Common Stock (the only class of securities outstanding) by all persons known by the Company to be beneficial owners of more than five percent (5%), by all directors and nominees for director owning Common Stock, and by all directors and officers as a group:

                                                     Number of     Percent of
                                                        Shares    Outstanding
         Name of Beneficial Owner                 Beneficially     Shares at
         or Identity of Group                        Owned (1)

         William J. Rex (1)                          1,231,000        51.2%
         c/o Rexhall Industries, Inc.
         25655 Springbrook Avenue
         Saugus, CA 91350

         Thomas H. Lenagh                                1,000

         All Directors and Officers as a Group
         (8 persons)                                 1,232,000        51.2%

* Less than 1%.

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, subject to applicable community property law.

Executive Compensation

Cash Compensation

The following table sets forth certain information as to each of the five highest paid of the Company's executive officers whose cash compensation exceeded $60,000 and for all executive officers as a group for the year ended December 31, 1991:

                                                                    Cash
         Name of Individual            Capacity in          Compensation
         or Number In Group           Which Served               (1) (2)

         William J. Rex               President                 $320,445
         W. Michael Hill              Executive Vice President  $113,220
         W. Bryan George              Chief Financial Officer    $86,346
         Donald C. Hannay, Sr.        Vice President Sales      $108,700*
         Donald C. Hannay, Jr.        Vice President Marketing  $ 91,344
         All executive officers as a group
         (Nine persons)                                         $771,832
         *Resigned March 31, 1992

(1) The Company has no profit sharing, pension, retirement, annuity, savings or similar benefit plan at the present time.

(2) Excludes compensation attributable to the personal use of a company-owned automobile provided to Mr Rex.

(3) As of February 28, 1991, Mr. Theis terminated employment with the Company and resigned as Chief Financial Officer. He continues to consult with the Company and serve on the Board of Directors.

(4) As of August 31,1991, Bryan George terminated his employment with the Company.

In June 1989, the Company entered into a three year employment agreement with William J. Rex, its President. The employment agreement provides for an annual salary of $250,000 plus a bonus, determined monthly, in the amount of 10% of income before bonus and taxes.

The Company also has an incentive program under which it pays all supervisory employees involved in sales and production, including supervisors, foremen and leadmen, a cash bonus based on the number of motorhomes shipped.

Stock Option Plan

In May 1989, the Company adopted the 1989 Incentive and Nonstatutory Stock Option Plan (the "Option Plan"), which provides for the granting of (i) incentive stock options pursuant to Section 422A of the Internal Revenue Code of 1986, as amended, to key employees, and (ii) nonstatutory stock options to key employees and directors and consultants to the Company designated by the Board as eligible under the Option Plan. Under the Option Plan, options for up to 225,000 shares may be granted.

The Option Plan is administered by the Compensation Committee of the Board of Directors, which determines the terms of options granted, including the exercise price, the number of shares subject to options, and the terms and conditions of exercise. No option granted under the Option Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

The exercise price of all stock options granted under the Option Plan must be at least equal to the fair market value of such shares on the date of grant, and the maximum term of each option may not exceed 10 years. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any stock option must be not less than 110% of the fair market value on the date of grant and the maximum term of such option may not exceed five years. Stock appreciation rights are not authorized under the Option Plan.

The following table sets forth information as to all options to purchase Common Stock which were granted to Executive Officers specified in the table under "Cash Compensation" above who received options and by all Executive Officers as a Group during the year ended December 31, 1991:

                                                               All Executive
                                                                    Officers
                   William J.  Al J.    Donald C.    Donald C.    as a Group
                      Rex      Theis  Hannay, Sr.  Hannay, Jr.   (4 persons)

Granted-
Number of Options (1)   65,000  5,000     10,000       10,000        90,000

Weighted average
per share exercise price $5.36 $4.875     $4.875       $4.875         $5.36

Outstanding at
December 31, 1991       65,000  5,000     10,000       10,000        90,000

(1) In 1990, certain options previously granted under the Company's Stock Option Plan were canceled and re-granted at exercise prices which took into account the declining market price of the Company's Common Stock.
The vesting schedules of the re-granted options were also revised.

No director who was not an Executive Officer was granted any stock options during the year ended December 31, 1991. No stock option was exercised during the year ended December 31, 1991.

William J. Rex, Al J. Theis, Donald C. Hannay, Sr., and Donald C. Hannay, Jr. were unaware of the reversal of prior S.E.C. regulations where stock options are now required to be reported to the S.E.C. on form 4 within 10 days after options were granted. They were, however, reported on our proxy statement dated March 22, 1991. On March 30, 1992 form 5 was filled out reporting those options and mailed to the S.E.C.

Certain Transactions

William J. Rex and Charles A. Hall founded the Company as a general partnership. Effective December 31, 1986, the partnership transferred its assets and business, valued at $105,000, to Rexhall Industries, Inc., a California corporation, in exchange for the Company's assumption of the partnership's liabilities and an aggregate of 1,882,500 shares of the Company's Common Stock (equal to $.06 per share). Of such shares, 1,255,000 were issued to Mr. Rex and 627,500 were issued to Mr. Hall.

In February 1989, Mr. Hall's association and affiliation with the Company terminated. As part of the termination process, the Company repurchased all of the 627,500 shares of Common Stock owned by Mr. Hall for an aggregate of $763,133 (equal to $1.22 per share). The sum of $410,000 of the purchase price was paid by the Company to Mr. Hall in cash and property and the balance was paid in monthly installments of $15,000, including interest at the rate of 9% per annum, in accordance with the provisions of a promissory note. Mr. Rex had personally guaranteed the Company's obligation on the promissory note to Mr. Hall.

Mr. and Mrs. Rex have also personally guaranteed various other of the Company's obligations. Mr. and Mrs. Rex, with the Company's cooperation, are attempting to remove themselves from these guarantees and intend to avoid personally guaranteeing any of the Company's obligations in the future.

In the past, the Company has purchased instrument panels installed in the dashes of its motorhomes from Ripco (formerly James Rex Enterprises), a firm owned by James C. Rex, the brother of William J. Rex. During 1991, the Company paid an aggregate of approximately $124,045, to the firm of Mr. Rex's brother for such instrument panels. The Company believes that these transactions were on terms no less favorable to the Company than could have been obtained from an unrelated third party.

              SELECTION OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected Deloitte & Touche as independent accountants of the Company for the year ending December 31, 1992 and further directed that the Company submit the selection of independent accountants for ratification by shareholders at the Company's annual meeting. Deloitte & Touche acted for the Company in such capacity for the year ended December 31, 1991. Representatives of Deloitte & Touche are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

                      SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 1993 Annual Meeting must be received at the Company's principal office no later than December 28, 1992 in order to be considered for inclusion in the proxy statement and form of proxy related to that meeting.

                         OTHER BUSINESS

The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxy holders named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with their best judgment.

By order of the Board of Directors


Cheryl L. Rex
Secretary

DATED: April 17,1992
Saugus, California